Exhibit 10.14

EMPLOYMENT AGREEMENT

THIS AGREEMENT (“Agreement”) made and entered into as of this 23rd day of February, 2004, by and between THRASYS INC., a California corporation (“Company”) and RAMESH BALAKRISHNAN (“Employee”), and will be effective as of 1st March 2004 (“Effective Date”).

RECITALS

Employee has been and presently is employed by Company as Chief Executive Officer and President. Company had previously provided Employee with an offer letter dated June 1, 2002 (“Offer Letter”), which was accepted by Employee. Said Offer Letter covered certain of the terms and conditions of such employment. The parties desire to amend such agreement and to set forth in this document such agreement, as hereby amended, in its entirety.

The Company desires to assure that Employee provides services to the Company and Employee desires to be employed by the Company, subject to the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the respective agreements of the Company and Employee set forth below, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Employee, intending to be legally bound, agree as follows:

1. Employment. The Company hereby employs Employee, and Employee accepts such employment and agrees to perform services for the Company, for the period beginning on the Effective Date and upon the other terms and conditions set forth in this Agreement. The Employee shall continue to serve in the employ of the Company as Chief Employee Officer and President.

2. At-Will Employment. Employee understands and agrees that employment with Company is at will, which means that either Employee or Company may terminate this Agreement at any time, with or without cause or notice. In addition, Company reserves the right to eliminate or change any term or condition of employment at any time with or without cause or notice.

Employee further agrees that only the Board of Directors of Company has the authority to make any agreement contrary to the terms of this Agreement, and any modification of the at-will nature of the employment must be in writing and executed by Employee and authorized in writing by the Board of Directors of the Company.

3. Position and Duties.

(a) Service with Company. Employee, as President and Chief Executive Officer of the Company, shall have all the duties and responsibilities customarily rendered by chief executive officers of companies of similar size and nature and such other duties and responsibilities as may be delegated from time to time by the Board in its sole discretion. Employee will report to the Board. Employee will devote his best efforts and substantially all of his business time and attention (except for vacation periods and periods of illness or other incapacity) to the business of the Company.

(b) Hours of Employment and Performance of Duties. As a general rule, Employee shall be required to serve the Company a maximum of 30 hours a week. However, Employee understands that on occasion, he may be required to serve the Company in excess of 30 hours a week; however, under no condition will Employee be required to serve Company more than 40 hours per week. Employee agrees to serve the Company faithfully and to the best of his ability and to devote his full time, attention and efforts to the business and affairs of the Company during his employment by the Company. Employee hereby confirms that he is under no contractual commitments inconsistent with his obligations set forth in this Agreement. While he remains employed by the Company, Employee may participate in other business activities, so long as such activities do not interfere with the performance of his obligations under this Agreement. However, during the term of his employment, Employee will not, whether directly or indirectly, render any services of a commercial or professional nature to any person or organization, whether for compensation or otherwise, without the prior written consent of the Company.

4. Compensation.

(a) Base Salary. The Company will pay Employee a base salary as the Board may designate from time to time. The Annual Base Salary may be increased (but not decreased) from time to time during the Service Term by the Board based upon the Company’s and Employee ‘s performance. Commencing March 1, 2004, Employee shall be paid $877.50 per month for his services (“Base Salary”), subject to any required deductions and withholdings. This Base Salary is based on Employee being paid $6.75 per hour for 30 hours of work per week. Such Base Salary shall be paid in accordance with the Company’s normal payroll procedures and policies. Company shall comply with State and Federal laws regarding overtime pay to the extent that Employee is required to work overtime for Company.

(b) Benefits. During the term of Employee ‘s employment with the Company, Employee shall be entitled to participate in any of the Company’s benefit plans or programs as are from time to time available to Employee s of the Company, including, dental and health plans, life and disability insurance plans (provided, however, that the Employee’s benefits may be modified or the Employee may be denied participation in any such plan or program because of a condition or restriction imposed by law or regulation or third-party insurer or other provider relating to participation of Employees). The Company provides no assurance as to the adoption or continuance of any particular Employee benefit plan or program, and, except as set forth below, Employee’s participation in any such plan or program shall be subject to the provisions, rules and regulations applicable thereto.

(c) Business Expenses. The Company will pay or reimburse Employee for all reasonable and necessary out-of-pocket expenses incurred by him in the performance of his duties under this Agreement, subject to the Company’s normal policies for expense verification.

(d) Personal Time Off. Employee will be entitled to take up to 15 days per year as part of paid personal time off. These 15 days will accrue at a linear rate per week equivalent to 15 days per year. Employee’s accrual of paid time off will be subject to a maximum “cap” of 25 days. If Employee’s accrual reaches the cap, Employee will cease to accrue additional paid time off until he uses some of his accrued time and his total accrual falls below the cap. In addition, the Company will observe normal business holidays per year.

5. Confidential Information. Except as permitted by the Company’s Board of Directors, Employee shall not divulge, furnish or make accessible to anyone or use in any way (other than in the ordinary course of the business of the Company) any confidential or secret knowledge or information of the Company that Employee will acquire during the period of his employment by the Company, whether developed by himself or by others, concerning any (i) trade secrets, (ii) confidential or secret designs, software, processes, plans, or material (whether or not patented or patentable) directly or indirectly useful in any aspect of the business of the Company, (iii) customer or supplier lists of the Company, (iv) confidential or secret development or research work of the Company, or (v) other confidential information or secret aspects of the business of the Company. Employee acknowledges that the above-described knowledge or information constitutes a unique and valuable asset of the Company and represents a substantial investment of time and expense by the Company, and that any disclosure or other use of such knowledge or information other than for the sole benefit of the Company would be wrongful and would cause irreparable harm to the Company. During the term of this Agreement, Employee will refrain from any acts or omissions that would reduce the value of such knowledge or information to the Company. The foregoing obligations of confidentiality shall not apply to any knowledge or information that is now or subsequently becomes generally publicly known in the form in which it was obtained from the Company, is independently made available to Employee in good faith by a third party who has not violated a confidential relationship with the Company, or is required to be disclosed by legal process, other than as a direct or indirect result of the breach of this Agreement by Employee.

6. Ventures. If, during Employee’s employment, Employee is engaged in or associated with the planning or implementing of any project, program or venture involving the Company and a third party or parties, all rights in such project, program or venture shall belong to the Company. Except as approved by the Company’s Board of Directors, Employee shall not be entitled to any interest in such project, program or venture or to any commission, finder’s fee or other compensation in connection therewith other than the compensation to be paid to Employee as provided in this Agreement. Employee shall have no interest, direct or indirect, in any vendor or customer of the Company, unless such interest has been disclosed to and approved by the Company’s Board of Directors.

7. Non Solicitation of Customers and Employees. Employee agrees that, for a period of twelve (12) months immediately following the termination of his or her relationship with Company for any reason, Employee shall not, either directly or indirectly, solicit, induce, recruit, or encourage any of Company’s Employees to leave their employment with Company, and Employee further agrees that for the same 12-month period Employee shall not, either directly or indirectly, solicit, induce, or encourage any of Company’s customers to cease doing business with Company, to do less business with Company, or to do business with an unrelated company. Employee agrees that the restrictions and agreements contained in this Section 7 are reasonable and necessary to protect the legitimate interests of the Company and that any violation of this Section 7 will cause substantial and irreparable harm to the Company that would not be quantifiable and for which no adequate remedy would exist at law and accordingly injunctive relief shall be available for any violation of this Section 7.

8. Work Product; Assignment of Inventions.

(a) Work Product. Employee agrees that, during the term of this employment with the Company:

(i) He will disclose promptly and fully to the Company all works of authorship, inventions, discoveries, improvements, designs, processes, software, or any improvements, enhancements, or documentation of or to the same that he makes, works on or conceives, individually or jointly with others in the course of his employment by the Company or with the use of the Company’s time, materials or facilities, in any way related or pertaining to or connected with the present or anticipated business, development, work or research of the Company or which result from or are suggested by any work he may do for the Company and whether produced during normal business hours or on personal time (collectively the “Work Product”);

(ii) Employee shall make and maintain adequate and current written records and evidence of all Work Product, including, source codes, drawings, work papers, graphs, computer records and any other document which shall be and remain the property of the Company, and which shall be surrendered to the Company upon request and upon the termination of the Employee’s employment with the Company, regardless of cause.

(b) Assignment of Inventions. Employee agrees that, during the term of this engagement with Company, Employee may make, develop or conceive of inventions, original works of authorship, developments, concepts, improvements or trade secrets, whether or not patentable or registerable under copyright or similar laws, which Employee may solely or jointly conceive or develop to reduce to practice, or cause to be conceived of developed or reduced to practice in connection with the Company’s business, products, or research and development or the services provided by the Employee hereunder (collectively referred to as “Inventions”). The term “Inventions” further includes any useful process, composition of matter, software, machine, process, discovery, document or improvement which relates to the business activities which Company is or may become engaged. Employee agrees that he will promptly make full written disclosure to the Company, will hold in trust for the sole and exclusive right and benefit of the Company and its nominees, and hereby assigns to the Company, or its designee, in perpetuity, all of Employee’s right, title, and interest in and to any and all Inventions, including background information necessary to practice such Inventions.

(i) Patent and Copyright Registrations. Company and its nominees shall have the right to use and apply for common law and statutory protections of such Inventions in any and all countries and jurisdictions. Furthermore, Employee agrees to assist the Company, or its designee, any copyrights, patents, mask work rights or other intellectual property rights relating thereto in any and all countries and jurisdictions, including the disclosure to the Company of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments and all other instruments which the Company shall deem necessary in order to apply for and obtain such rights and in order to assign and convey to the Company, its successors, assigns and nominees the sole and exclusive right, title and interest in and to such Inventions, including all rights associated with works of authorship throughout the world, any copyrights, patents, mask work rights, trade secrets, or other intellectual property rights relating thereto or analogous to those set forth herein. Employee further agrees that his obligation to execute or cause to be executed, when it is in his power to do so, any such instrument or papers shall continue after the termination of this Agreement. If the Company is unable, for any reason, to secure Employee’s signature to apply for or to pursue any application for any United States or foreign patents or copyright registrations covering Inventions or original works of authorship assigned to the Company as above, then Employee hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Employee’s agent and attorney in fact, to act for and in Employee’s behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of letters patent or copyright registrations thereon with the same legal force and effect as if executed by Employee. The foregoing rights shall also apply to any divisions, continuations, renewals, reissues and extensions of the foregoing, as applicable, now existing or hereafter filed, issued or acquired.

(ii) Inventions Retained and Licensed. Employee has attached hereto, as Exhibit A, a list describing al inventions, original works of authorship, developments, improvements, and trade secrets which were made by Employee prior to its engagement with the Company, which belong to Employee, which relate to the Company’s business, products or research and development, and which are not assigned to the Company hereunder (collectively referred to as “Prior Inventions”); or, if no such list is attached, Employee represents that there are no such Prior Inventions. If in the course of Employee’s engagement with the Company, Employee incorporates into any inventions, improvement, development, product, copyrightable material or trade secret any invention, improvement, development, concept, discovery or other proprietary information owned by Employee or in which Employee has an interest, the Company is hereby granted and shall have a nonexclusive, royalty-free, irrevocable, perpetual, worldwide license to make, have made, modify, use and sell such item as part of or in connection with such product, process or machine.

(iii) Inventions Assigned to the United States. Employee agrees to assign to the United States government all of Employee’s right, title, and interest in and to any and all Inventions whenever such full title is required to be in the United States by a contract between the Company and the United States or any of its agencies.

(iv) Maintenance of Records. Employee agrees to keep and maintain adequate and current written records of all Inventions made by him (solely or jointly with others) during the term of his engagement with the Company. The records will be in the form of notes, sketches, drawings, and any other format that may be specified by the Company. The records will be available to and remain the sole property of the Company at all times.

9. Termination of Employment.

(a) Entitlement to Accrued Compensation. If Employee’s employment by the Company is terminated for any reason either by Company or Employee, Employee’s rights to pay and benefits shall cease on the date his employment under this Agreement terminates, and he shall be paid all accrued Base Salary, any benefits then due under Section 4(b) of this Agreement, accrued vacation pay, and any appropriate business expenses incurred by the Employee in connection with his duties hereunder, all to the effective date of termination (collectively, the “Accrued Compensation”), but no other compensation or reimbursement of any kind.

(b) Return of Company Property. Upon termination of his employment with the Company, Employee shall deliver promptly to the Company all source codes, records, manuals, books, blank forms, documents, letters, memoranda, notes, notebooks, reports, data, tables, calculations or copies thereof that relate in any way to the business, software, products, practices or techniques of the Company, and all other property, trade secrets and confidential information of the Company, including, but not limited to, all documents that in whole or in part contain any trade secrets or confidential information of the Company, which in any of these cases are in his possession or under his control.

(c) Proprietary Information. Employee agrees that at any time following the termination of his relationship with Company for any reason, Employee will not use or disclose to any person or entity any proprietary information or trade secrets belonging to Company.

10. Remedies. Employee acknowledges that it would be difficult to fully compensate the Company for damages resulting from any breach by him of the provisions of Sections 5, 6, 7, and 8 of this Agreement. Accordingly, in the event of any actual or threatened breach of such provisions, the Company shall (in addition to any other remedies it may have) be entitled to temporary and/or permanent injunctive and other equitable relief to enforce such provisions, and such relief may be granted without the necessity or proving actual damages.

11. Notification to New Employer. Employee consents to notification by Company to any new employer about Employee’s rights and obligations under this Agreement.

12. Miscellaneous.

(a) Governing Law. All matters relating to the interpretation, construction, validity and enforcement of this Agreement shall be governed by the internal laws of the State of California without giving effect to any choice or conflict of law provision or rule (whether of the State of California or any other jurisdiction) that would cause the application of laws of any jurisdiction other than the State of California.

(b) Entire Agreement. This Agreement contains the entire agreement of the parties relating to the subject matter hereof and supersedes all prior agreements and understandings with respect to such subject matter, and the parties hereto have made no agreements, representations or warranties, express or implied, relating to the subject matter of this Agreement which are not set forth herein. Employee agrees that he has not relied on any promises or representations made by Company other than those expressly set forth in this Agreement.

(c) Amendments. No amendment or modification of this Agreement shall be deemed effective unless made in writing and signed by the parties hereto.

(d) No Waiver. No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel to enforce any provisions of this Agreement, except by a statement in writing signed by the party against whom enforcement of the waiver or estoppel is sought. Any written waiver shall not be deemed a continuing waiver unless specifically stated, shall operate only as to the specific term or condition waived, and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

(e) Counterparts. This Agreement may be executed in any number of counterparts, and such counterparts executed and delivered, each as an original, shall constitute but one and the same instrument.

(f) Severability. To the extent any provision of this Agreement shall be invalid or unenforceable, it shall be considered deleted herefrom and the remainder of such provision and of this Agreement shall be unaffected and shall continue in full force and effect.

(g) Captions and Headings. The captions and paragraph headings used in this Agreement are for convenience of reference only and shall not affect the construction or interpretation of this Agreement or any of the provisions hereof.

IN WITNESS WHEREOF, Employee and the Company have executed this Agreement as of the date set forth in the first paragraph.

THRASYS, INC.		EMPLOYEE

By:	/s/ Ramesh Balakrishnan	/s/ Ramesh Balakrishnan
Name:	RAMESH BALAKRISHNAN	RAMESH BALAKRISHNAN
Title:	Director of Thrasys, Inc.

By:	/s/ Randy Belknap
Name:	RANDY BELKNAP
Title:	Director of Thrasys, Inc.

AMENDMENT TO EMPLOYMENT AGREEMENT

THIS AMENDMENT TO EMPLOYMENT AGREEMENT (this “Amendment”), dated January 1, 2005 is entered into by and between THRASYS, INC., a California corporation (“Company”) and RAMESH BALAKRISHNAN (“Employee”).

WITNESSETH:

WHEREAS, the Company and Employee entered into an Employment Agreement dated February 23, 2004 (“the Employment Agreement”); and

WHEREAS, the Company and Employee desire to amend certain portions of the Employee Employment Agreement on the terms and conditions hereinafter set forth;

NOW, THEREFORE, the parties hereto agree as follows:

1. Section 4(a) of the Employment Agreement is replaced in its entirety with the following:

The Board authorized a salary increase to Employee effective January 1, 2005. Per Board authorization, Employee’s base salary shall be $143,000 per year, subject to any required deductions and withholdings. Such Base Salary shall be paid in accordance with the Company’s normal payroll procedures and policies.

All other provisions, terms and conditions of the Employment Agreement shall remain in full force and effect, except as modified hereby.

IN WITNESS WHEREOF, Employee and the Company have executed this Amendment as of the date set forth in the first paragraph.

THRASYS, INC.		EMPLOYEE

By:	/s/ Ramesh Balakrishnan	/s/ Ramesh Balakrishnan
Name:	RAMESH BALAKRISHNAN	RAMESH BALAKRISHNAN
Title:	Director of Thrasys, Inc.

By:	/s/ Randy Belknap
Name:	RANDY BELKNAP
Title:	Director of Thrasys, Inc.

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SECOND AMENDMENT TO EMPLOYMENT AGREEMENT

THIS AMENDMENT TO EMPLOYMENT AGREEMENT (this “Second Amendment”), dated January 1, 2006, is entered into by and between THRASYS, INC., a California corporation (“Company”) and RAMESH BALAKRISHNAN (“Employee”).

WITNESSETH:

WHEREAS, the Company and Employee entered into an Employment Agreement dated February 23, 2004 (“the Employment Agreement”) and an Amendment to Employment Agreement dated January 1, 2005; and

WHEREAS, the Company and Employee desire to amend certain portions of the Employee Employment Agreement on the terms and conditions hereinafter set forth;

NOW, THEREFORE, the parties hereto agree as follows:

1. Section 4(a) of the Employment Agreement is replaced in its entirety with the following:

The Board authorized a salary increase to Employee effective January 1, 2006. Per Board authorization, Employee’s base salary shall be $ 240,000 per year, subject to any required deductions and withholdings. Such Base Salary shall be paid in accordance with the Company’s normal payroll procedures and policies.

All other provisions, terms and conditions of the Employee Employment Agreement shall remain in full force and effect, except as modified hereby.

IN WITNESS WHEREOF, Employee and the Company have executed this Second Amendment as of the date set forth in the first paragraph.

THRASYS, INC.		EMPLOYEE

By:	/s/ Ramesh Balakrishnan	/s/ Ramesh Balakrishnan
Name:	RAMESH BALAKRISHNAN	RAMESH BALAKRISHNAN
Title:	Director of Thrasys, Inc.

By:	/s/ Randy Belknap
Name:	RANDY BELKNAP
Title:	Director of Thrasys, Inc.

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